EXHIBIT 2.2

CONVERSION AND EXCHANGE AGREEMENT

This CONVERSION AND EXCHANGE AGREEMENT (“Agreement”), dated effective as of January 1, 2011, is entered into by and between Mountain Valley Spring Company, LLC, an Arkansas limited liability company (f/k/a Clear Mountain Spring Water, LLC) (the “Company”), J.B. Hunt, LLC, an Arkansas limited liability company (“Hunt”), as assignee of Big Horn Lodge Financing, LLC, a Missouri limited liability company (“Big Horn”), M2 Capital and Roher Investments, Ltd., a Texas limited partnership (“M2”), and James B. Speed, III, John F. Speed Revocable Trust, Mike Jackson, Bradley K. Frieberg Revocable Trust, Thomas N. McCain, Jack Henderson, Tappan Land and Water, LLC, Speed Stodghill, and Jim Karrh (collectively, the “Investors”).

RECITALS

WHEREAS, pursuant to a Securities Purchase Agreement dated as of August 28, 2002, (the “First Purchase Agreement”), the Company issued to Big Horn a Senior Subordinated Note dated August 28, 2002 in the original principal amount of $5,000,000 (the “First Note”) and Warrant No. 1 dated August 28, 2002 which, upon exercise, entitles the holder thereof to acquire ten percent (10%) of the membership interests of the Company (the “First Warrant”); and

WHEREAS, in connection with the execution of the First Purchase Agreement, Big Horn, the Company and certain Members of the Company entered into a Governance Agreement dated August 28, 2002 (the “Governance Agreement”) and each of James B. Speed, III, John F. Speed and P. Scott Kingsborough executed and delivered a Guaranty dated August 28, 2002 (collectively, the “Guaranties”) pursuant to which they each guaranteed the payment of the First Note and the performance of the Company’s obligations under the First Purchase Agreement, the First Note and the First Warrant (the First Purchase Agreement, the First Note, the First Warrant, the Guaranties and the Governance Agreement are collectively referred to as the “First Transaction Documents”); and

WHEREAS, M2 extended credit to Veriplas Containers, Inc., a predecessor in interest to the Company, in the amount of $200,000 pursuant to a Subscription Agreement (the “M2 Purchase Agreement”), a Debenture (the “M2 Debenture”), the First Amendment to Security Agreement, and a Warrant (the “M2 Warrant”), each dated as of September 9, 2002 (collectively, the “M2 Documents”); and

WHEREAS, pursuant to a Securities Purchase Agreement dated as of November 25, 2003, (the “VII Purchase Agreement”), Veriplas Containers II, LLC, an Arkansas limited liability company (“Veriplas II”), a subsidiary of the Company, issued to Big Horn a Senior Subordinated Note dated November 25, 2003 in the original principal amount of up to $5,000,000 (the “VII Note”) and Warrant No. 1 dated November 25, 2003 which, upon exercise, entitles the holder thereof to acquire twenty percent (20%) of the membership interests of the Veriplas II (the “VII Warrant”); and

WHEREAS, in connection with the execution of the VII Purchase Agreement, Big Horn, the Company and certain Members of the Company entered into a Governance Agreement dated November 25, 2003 (the “VII Governance Agreement”), the Company and Big Horn entered into a Security Agreement dated as of November 25, 2003 (the “VII Security Agreement”), the Company, Veriplas Containers, Inc., Aqua Filter Fresh, Inc., Charles T. Steele and Robert F. Mitall executed and delivered a Pledge and Security Agreement with Power of Sale for the benefit of Big Horn dated November 25, 2003 (the “Pledge Agreement”), and each of James B. Speed, III, John F. Speed, P. Scott Kingsborough, Bradley K. Frieberg, Thomas N. McCain, William G. Bell, Charles T. Steele, the Company, Veriplas Containers, Inc. and Aqua Filter Fresh, Inc. executed and delivered a Guaranty dated November 25, 2003 (collectively, the “VII Guaranties”) pursuant to which they each guaranteed the payment of the VII Note and the performance of the Company’s obligations under the VII Purchase Agreement, the VII Note and the VII Warrant (the VII Purchase Agreement, the VII Note, the VII Warrant, the VII Guaranties, the VII Governance Agreement, the Security Agreement, and the Pledge Agreement, are collectively referred to as the “VII Transaction Documents”); and

WHEREAS, on or about April 23, 2004, the Company and its members executed an Amended and Restated Operating Agreement of Clear Mountain Spring Water, LLC with an effective date of April 23, 2004 (the “CM Operating Agreement”); and

WHEREAS, pursuant to a Securities Purchase Agreement dated as of April 23, 2004, (the “Second Purchase Agreement”), the Company issued to Big Horn a Senior Subordinated Note dated April 23, 2004 in the original principal amount of $15,500,000 (the “Second Note”) and Warrant No. 2 dated April 23, 2004 which, upon exercise, entitles the holder thereof to acquire up to 28,808.22 Common Units (as defined in the CM Operating Agreement) of the Company (the “Second Warrant”); and

WHEREAS, in connection with the execution of the Second Purchase Agreement, Big Horn, the Company and certain Members of the Company entered into a Governance Agreement dated April 23, 2004 (the “Second Governance Agreement”), the Company and Big Horn and certain other creditors of the Company entered into a Security Agreement dated as of April 23, 2004 (the “Security Agreement”), the Company, Big Horn and certain other parties entered into an Investor’s Rights Agreement dated as of April 23, 2004 (the “Rights Agreement”), the Company, Big Horn and certain other creditors of the Company entered into an Intercreditor Agreement dated as of April 23, 2004, as amended (the “Intercreditor Agreement”), each of James B. Speed, III, John F. Speed and P. Scott Kingsborough, Bradley K. Frieberg, and Thomas N. McCain executed and delivered a Guaranty dated April 23, 2004 (collectively, the “Second Guaranties”) pursuant to which they each guaranteed the payment of the Second Note and the performance of the Company’s obligations under the Second Purchase Agreement, the Second Note and the Second Warrant, the Company, Big Horn and certain other parties entered into an Extension and Modification Agreement dated as of December 29, 2007 (the “Extension Agreement”), and the Company, Big Horn and certain other parties entered into a Note Modification Agreement dated as of February 18, 2010 (the “Note Modification Agreement”) (the Second Purchase Agreement, the Second Note, the Second Warrant, the Second Guaranties, the Second Governance Agreement, the Security Agreement, the Rights Agreement, the

Intercreditor Agreement, the Extension Agreement and the Note Modification Agreement are collectively referred to as the “Second Transaction Documents”); and

WHEREAS, pursuant to Subscription Agreements dated on or about April 23, 2004, (the “Subscription Agreements”), the Company issued Class A Preferred Units (collectively, the Investor Units”) and warrants (collectively, the “Investor Warrants”) to the Investors pursuant to the CM Operating Agreement; and

WHEREAS, Southern Wine and Spirits of Nevada, A Division of Southern Wine and Spirits of America, Inc. (“SWS”) has filed a motion before the trial court requesting an award of attorneys’ fees, the Company has filed a Notice of Appeal to appeal the Judgment and the Company has filed a motion to stay any action on the Judgment with the trial court during the pendency of the appeal; and

WHEREAS, pursuant to the Note Modification Agreement, Big Horn advanced the sum of $871,164.62 (the “2010 Advance”) to the Company for use as security to stay any action on a judgment filed against the Company in the United States District Court for the Western District of Arkansas, Hot Springs Division in a case styled Southern Wine and Spirits of Nevada, A Division of Southern Wine and Spirits of America, Inc. vs. Mountain Valley Spring Company, LLC, Civil Action No. 08-6100 (the “Judgment”); and

WHEREAS, Big Horn has assigned to Hunt all of Big Horn’s right, title and interest in and to the First Transaction Documents, the VII Transaction Documents, and the Second Transaction Documents;

WHEREAS, the Company has agreed to issue to Hunt a Convertible Note dated the date hereof note in the amount of $871,164.62 (the “Convertible Note”) to evidence the 2010 Advance; and

WHEREAS, the members of the Company, the Investors and Hunt have agreed to execute an Amended and Restated Operating Agreement of Mountain Valley Spring Company dated as of January 1, 2011 (the “MV Operating Agreement”);

WHEREAS, Hunt has agreed to exchange the First Note, the VII Note, the Second Note (other than the 2010 Advance), the First Warrant, the VII Warrant and the Second Warrant (collectively, the “Securities”) for Class C Units of the Company issued pursuant to, and in the amounts shown on Exhibit A to, the MV Operating Agreement;

WHEREAS, the Investors have agreed to exchange their respective Investor Units and Investor Warrants for Class A Units of the Company issued pursuant to, and in the amounts shown on Exhibit A to, the MV Operating Agreement;

WHEREAS, M2 has agreed to exchange the M2 Debenture and M2 Warrant for Class C Units of the Company issued pursuant to, and in the amounts shown on Exhibit A to, the MV Operating Agreement;

WHEREAS, Hunt has agreed to convert any amounts paid by Hunt on behalf of the Company in connection with the Judgment, including the Convertible Note, any attorneys’ fees and any amounts paid in settlement of the Judgment to an SWS Capital Contribution on the terms and conditions set forth herein and in the MV Operating Agreement following the final determination of the amount owed, if any, by the Company in connection with the Judgment; and

NOW THEREFORE, the Company, the Investors, M2 and Hunt hereby agree as follows:

1.                                      Definitions. Terms not defined herein shall have the meanings set forth in the MV Operating Agreement.

2.                                      Conversion, Exchange and Issuance of Securities.

2.1.                              Hunt. Hunt hereby surrenders to the Company for cancellation, and the Company hereby accepts from Hunt, the Securities and, in exchange therefor, the Company hereby issues to Hunt, and Hunt hereby accepts from the Company, Class C Units in the amount shown on Exhibit A to the MV Operating Agreement, all subject to and in accordance with the terms and conditions of this Agreement and the MV Operating Agreement. All accrued and unpaid interest on the First Note, the VII Note and the Second Note through the Closing Date shall also be converted on such date as a result of such exchange.

2.2.                              Additional Capital Contributions. The Convertible Note and any amounts paid by Hunt on behalf of the Company in connection with the Judgment, any attorneys’ fees and any amounts paid in settlement of the Judgment, and not repaid by Mountain Valley within thirty days after the final determination of the amount, if any, due from the Company in connection with the Judgment, will be converted to SWS Capital Contributions in accordance with the MV Operating Agreement on or before the last day of the month in which such final determination occurs.

2.3.                              Investors. Each Investor hereby surrenders to the Company for cancellation, and the Company hereby accepts from each such Investor, such Investor’s Investor Warrant and agrees to exchange its Investor Warrant and its Preferred Units for Class A Units in the amount shown on Exhibit A to the MV Operating Agreement, all subject to and in accordance with the terms and conditions of this Agreement and the MV Operating Agreement. In connection with the Exchange, each Investor acknowledges that all rights, restrictions, privileges and preferences set forth in the CM Operating Agreement related to the Preferred Units are terminated as of the date hereof and the Class A Units shall have the rights, restrictions, privileges and preferences set forth in the MV Operating Agreement.

2.4.                              M2. M2 hereby surrenders to the Company for cancellation, and the Company hereby accepts from M2, the M2 Debenture and the M2 Warrant and, in exchange therefor, the Company hereby issues to M2, and M2 hereby accepts from the Company, Class C Units in the amount shown on Exhibit A to the MV Operating Agreement, all subject to and in accordance with the terms and conditions of this Agreement and the MV Operating Agreement.

3.                                      Representations and Warranties of the Company.

3.1.                              Organization and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all requisite power and authority to own, lease, use and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, to execute and deliver this Agreement and the other agreements contemplated hereby and required to be executed by the Company at or prior to the Closing, to issue and sell the Class A Units, the Class B Units and the Class C Units and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the Company.

3.2.                              Authorization; Enforcement.

3.2.1. The execution and delivery of this Agreement and the other agreements contemplated hereby by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of the Company, its Management Committee, or its Members is required.

3.2.2. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of specific performance or other equitable remedies.

3.3.                              Issuance of Units. The Class A Units, the Class B Units and the Class C Units are validly issued and free from all taxes, liens, claims and encumbrances and are not be subject to preemptive rights or other similar rights of Members of the Company.

3.4.                              Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any local, state or federal governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement, the offer, issuance, sale and delivery of the Class A Units, the Class B Units and the Class C Units or the other transactions contemplated hereby, except such filings as shall have been made prior to and shall be effective on and as of the Closing and such filings required to be made under applicable federal and state securities laws. The offer and sale of the Class A Units, the Class B Units and the Class C Units as set forth in this Agreement will be in compliance with applicable federal and state securities laws.

3.5.                              No Conflicts. To the knowledge of the Company, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of the Company’s Articles of Organization or MV Operating Agreement or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or indenture to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company, or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect on the Company).

3.6.                              No Litigation. Except for the appeal of a judgment obtained by Southern Wine & Spirits, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, or its officers or directors in their capacity as such, that could have a material adverse effect on the Company, and the Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

3.7.                              Title to Property and Assets. Other than liens granted to Hunt, M2, the Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which are in favor of the Company’s senior lender or which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims and encumbrances.

3.8.                              Absence of Undisclosed Liabilities.  As of the date hereof, the Company has no liabilities in an amount in excess of $50,000 singly or $100,000 in the aggregate (matured or unmatured, fixed or contingent), which are not fully reflected or provided for on the financial statements of the Company, or any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5) whether or not required by GAAP to be shown on the Company’s financial statements, except the liabilities related to the Judgment.

4.                                      Investor Representations and Warranties. M2, each Investor, M2 and Hunt represent and warrant, severally and not jointly, to the Company that:

4.1.                              Investment.  M2, each Investor, and Hunt are acquiring the Units for his or its own account, for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and neither M2 nor any Investor nor Hunt has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. M2, each Investor and Hunt is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

4.2.                              Authority.  M2, each Investor and Hunt have full power and authority to enter into and to perform this Agreement in accordance with its terms.  Neither M2 nor any Investor nor Hunt has been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

4.3.                              Experience.  M2, each Investor and Hunt have carefully reviewed the representations concerning the Company contained in this Agreement, and have made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to M2, each Investor and Hunt any and all written information which it has requested and have answered to each such person’s satisfaction all inquiries made by such person; and M2, each Investor and Hunt has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and M2, each Investor and Hunt is able financially to bear the risks thereof.

4.4.                              Restricted Units; Transfer Restrictions.

(a)                                  “Restricted Units” mean (i) the Class C Units, (ii) the Class A Units, and (ii) any other limited liability company interest of the Company issued in respect of such units (as a result of splits, dividends, reclassifications, recapitalizations, or similar events); provided, however, that Units which are Restricted Units shall cease to be Restricted Units (x) upon any sale pursuant to a registration statement under the Securities Act, Section 4(1) of the Securities Act or Rule 144 under the Securities Act or (y) at such time as they become eligible for sale under Rule 144(k) under the Securities Act or (z) at such time as they may be sold pursuant to any other exemption under the Securities Act.

(b)                                 Restricted Units shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

4.5                                 Legend.  Each certificate, if any, representing Restricted Units, if any, shall bear a legend substantially in the following form:

“The units represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

“The units represented by this certificate are also subject to restrictions on transfer contained in the Amended and restated Operating Agreement of the Company, a copy of which is on file at the principal office of the Company.”

5.                                      Termination and Release of Investment Documents.

5.1                                 Hunt does hereby terminate and release all of Hunt’s right, title and interest in, to and under the following instruments and documents (to the extent not previously released):

(i)                                     the First Transaction Documents, including the Guaranties;

(ii)                                  the VII Transaction Documents, including the VII Guaranties;

(iii)                               the Second Transaction Documents, including the Second Guaranties; and

(iv)                              those certain UCC Financing Statements filed of record in the office of the Arkansas Secretary of State.

5.2                                 M2 does hereby terminate and release all of M2’s right, title and interest in, to and under the following instruments and documents (to the extent not previously released):

(i)                                     the M2 Debenture;

(ii)                                  the M2 Warrant; and

(iii)                               any other document executed and delivered by Veriplas Containers, Inc. or the Company for the benefit of M2 other then the MV operating Agreement.

5.3                                 Each Investor does hereby terminate and release all of such Investor’s right, title and interest in, to and under the following instruments and documents (to the extent not previously released):

(i)                                     the applicable Investor Warrant; and

(ii)                                  any other document executed and delivered by the Company for the benefit of such Investor other then the MV Operating Agreement.

6.                                      Release.  The Investors, individually, together with Raleigh Spring Water Company, Inc., Alpine Spring Water, LLC, and Veriplas Holdings, Inc.  (collectively the “Releasors”), and for their respective heirs, assigns, agents, legal representatives, successors, executors, administrators, parents, affiliates, assigns, subsidiaries, servants, agents, employees, owners, shareholders, members, managers, officers, directors, beneficiaries, and all other persons making any claim on their behalf, release and forever discharge the Company, Hunt, Big Horn and M2, and their respective successors, parents, affiliates, assigns, subsidiaries, servants, agents, employees, members, managers, officers, directors and representatives (collectively, “Released Parties”), of and from: (i) any and all claims of any nature whatsoever, including without limitation any claims arising from the negotiation, consummation and/or implementation of this Agreement and the transactions which are a part of this Agreement; and (ii) any and all claims of any nature whatsoever, including without limitation any claims arising from Releasors’ relationship with the Company as an employee, member, whether common or preferred, option or warrant holder, creditor or otherwise, and, in the case of Releasors who are also current or former employees, including, but not limited to, any claims arising out of Title VII of the Civil Rights Act of 1964, the Arkansas Civil Rights Act of 1993, Ark. Code Ann. §§ 16-123-101 et seq,, the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 as amended by the Civil Rights Act of 1991; the Employee Retirement Income Security Act; the Rehabilitation in Employment Act, 29 U.S.C. § 793 et seq., the Age Discrimination in Employment Act and any other federal, state or common law relating to the employment relationship. Each Releasor agrees to indemnify the Company for any loss, cost, or expense (including attorneys’ fees) incurred by the Company as a result of any breach or violation of this Agreement by such Releasor.

7.                                      Miscellaneous.

7.1.                              Cancellation of Ancillary Documents. Hunt and the Company, and to the extent a party thereto, each Investor, hereby terminate and cancel the First Transaction Documents, the VII Transaction Documents and the Second Transaction Documents to the extent not otherwise deemed terminated and cancelled above.

67.2.                        Counterparts; Signatures by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

7.3.                              Amendments. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Hunt.

7.4.                              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

7.5.                              Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.6.                              Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

MOUNTAIN VALLEY SPRING COMPANY, LLC, an Arkansas limited liability company

By:	/s/ James B. Speed, III
James B. Speed, III, Chairman and CEO

Address:	150 Central Avenue, P.O. Box 1610
Hot Springs National Park, AR 71902

J. B. HUNT, LLC, an Arkansas limited liability company

By:	/s/ Johnelle Hunt
Johnelle Hunt, Manager

Address:	3333 Pinnacle Hills Parkway, Ste 601
Rogers, AR 72758

M2 CAPITAL AND ROHER INVESTMENTS, LTD., a Texas limited partnership

By:	/s/ Jay McIntire
Jay McIntire, Manager

/s/ James B. Speed, III
James B. Speed, III

John F. Speed Revocable Trust

By:	/s/ John F. Speed
John F. Speed, Trustee

/s/ Michael T. Jackson
Michael T. Jackson

Bradley K. Frieberg Revocable Trust

By:	/s/ Bradley K. Frieberg
Bradley K. Frieberg, Trustee

/s/ Thomas N. McCain
Thomas N. McCain

/s/ Jack Henderson
Jack Henderson

Tappan Land and Water, LLC

By:	/s/ Philip A. Tappan
Philip A. Tappan, Manager

/s/ Speed Stodghill
Speed Stodghill

/s/ Jim Karrh
Jim Karrh

Raleigh Spring Water Company, Inc., an Arkansas corporation

By:	/s/ James B. Speed, III
James B. Speed, III, President and CEO

Alpine Spring Water, LLC, an Arkansas limited liability company

By:	/s/ James B. Speed, III
James B. Speed, III, Chairman

Veriplas Holdings, Inc., an Arkansas corporation

By:	/s/ James B. Speed, III
James B. Speed, III, President